Exhibit 99.1

Miller Corporate Center

For Immediate Release

AVERY DENNISON COMPLETES

SALE OF TWO BUSINESSES TO CCL INDUSTRIES

PASADENA, Calif., July 1, 2013 — Avery Dennison Corporation (NYSE:AVY) announced today it has completed the sale of its Office and Consumer Products and Designed and Engineered Solutions businesses to CCL Industries Inc. (TSX:CCL.A) (TSX:CCL.B) for $500 million, subject to customary closing adjustments expected to be finalized during the third quarter.

The company today filed an amendment to the definitive purchase agreement on form 8-K with the U.S. Securities and Exchange Commission.

Avery Dennison continues to expect net proceeds from the sale of approximately $400 million, and intends to use them to repurchase shares and make an additional pension plan contribution.

About Avery Dennison

Avery Dennison (NYSE:AVY) is a global leader in labeling and packaging materials and solutions. The company’s applications and technologies are an integral part of products used in every major market and industry. With operations in more than 50 countries and 30,000 employees worldwide, Avery Dennison serves customers with insights and innovations that help make brands more inspiring and the world more intelligent. Headquartered in Pasadena, California, the company reported sales from continuing operations of $6 billion in 2012. Learn more at www.averydennison.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including but not limited to the risks that the net proceeds from the sale could be less than anticipated due to closing adjustments and taxes and that the sale could disrupt current plans and operations.

For a more detailed discussion of these and other factors, see Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” in the Company’s most recent Form 10-K, filed on February 27, 2013, and subsequent quarterly reports on Form 10-Q. The forward-looking statements included in this press release are made only as of the date hereof  and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances, other than as may be required by law.

Avery Dennison Contacts:

Media Relations:

David Frail (626) 304-2014 (o) and (626) 298-5902 (m)

david.frail@averydennison.com

Investor Relations:

Eric M. Leeds (626) 304-2029

investorcom@averydennison.com